 UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

BARNWELL INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

NED L. SHERWOOD NLS ADVISORY GROUP, INC. MRMP-MANAGERS LLC BRADLEY M. TIRPAK SCOTT D. KEPNER DOUGLAS N. WOODRUM PHILLIP J. MCPHERSON

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MRMP-Managers LLC and Barnwell Industries’ Largest Independent Shareholder Group Mails Definitive Proxy to Elect New Directors

Largest Independent Shareholder Group Nominates Five New Directors

Urges Shareholders to Vote the BLUE Proxy card Immediately

March 4, 2020

Dear Fellow Shareholder,

On April 3, 2020, Barnwell will hold its annual meeting of stockholders.  For the first time ever, shareholders will have a choice between the incumbent board that we believe has paid themselves handsomely for many years of mismanagement and that of a new independent board that is fully committed, and we believe is qualified to turn our long-suffering company around. Drastic change is needed now to revive the Company, and we have a plan.

WE URGE YOU TO VOTE THE ENCLOSED BLUE PROXY CARD TODAY

Since we nominated five new, highly qualified individuals to the board, the Company has reported yet again dismal results for fiscal year 2019 and the first quarter of fiscal year 2020.  The results show that Barnwell recorded its biggest loss of the decade.  On almost every metric, we believe their own reports clearly demonstrate the current management teams’ ineptitude and failures:

•	The Company reported a net loss for fiscal year 2019 of $12.4 million.
•	Using the Standardized Method of Cash Flows, the Company reported the value of the Oil and Gas division has dropped from $13.8 million to $2.3 million during the 2019 fiscal year, a staggering drop of 83%. This occurred despite the Company investing $13 million in the Twining acquisition within that division during the previous 2018 fiscal year.
•	The Company reported revenues in the real estate segment dropped from $1.64 million to just $165 thousand, a decrease of 90% during the 2019 fiscal year.
•	With the 2019 annual report, this brings the cumulative loss for the decade consisting of the fiscal years 2009-2019 to over $34.0 million.
•	During this same decade, the stock declined from $4.35 at the end of fiscal year 2009 to $.52 at the end of fiscal year 2019—a loss of 87%.
•	Barnwell received a “Deficiency Letter” from the NYSE American stock exchange stating that Barnwell is not in compliance with the stock exchange’s listing standards because of its persistent losses from continuing operations and lack of sufficient stockholder’s equity.
•	Finally, over this same decade, the executives Morton Kinzler, his son Alex Kinzler, the CFO Russ Gifford, and the board received over $19 million in remuneration!

Obviously, we believe meaningful change is long overdue and urgently needed.  We believe we are that meaningful change.  The five new individuals whom we have nominated to the board will deliver the changes needed to salvage our company.

TO SAVE BARNWELL INDUSTRIES

WE URGE YOU TO VOTE THE ENCLOSED BLUE PROXY CARD TODAY

WE HAVE A CREDIBLE TURNAROUND PLAN OUR NOMINEES CAN EXECUTE UPON

If elected, our nominees will execute the following plan to revive the Company:

•	Our new board will immediately begin to review and divest all non-core money losing assets
o	Evaluate and divest non-core money losing assets in the oil and gas segment
o	Evaluate and divest the water drilling business; if this is not possible, we will evaluate liquidating the water drilling rigs and other assets
•	Cut costs, reduce overhead, and find less expensive office space
•	Retain a more efficient auditor at market rates. The Company paid audit and tax fees of over $600,000 for fiscal year 2019, which we believe is excessive for the Company’s size.
•	Align management salaries with the size of the Company and operational performance
•	Use the tax loss carry forwards and invest in free cash flow generating businesses
•	Pay director’s compensation in stock to align the directors with shareholders

MANAGEMENT APPEARS TO HAVE NO PLAN

AND THEIR RECENT ACTIONS ARE TOO LITTLE TOO LATE

Since we nominated our nominees, Barnwell has reacted by changing its bylaws, delaying the annual meeting, packing the board with nominees with little or no relevant experience.  The Company recently nominated three lawyers to its board, including two lawyers that specialize in bankruptcy!

SAY NO TO BANKRUPTCY LAWYERS, VOTE FOR OUR DIRECTORS WITH BUSINESS EXPERIENCE

Our nominees have significant experience in real estate, oil and gas exploration, private equity, public company management, corporate governance, mergers and acquisitions and turnaround situations.  Our nominees will utilize their extensive experience to restructure the Company and find suitable investments that generate consistent cash flow.  Our nominees have decades of capital allocation experience and will work to utilize the tax loss carry forwards.

THE CHOICE IS CLEAR, TO SAVE BARNWELL INDUSTRIES

WE URGE YOU TO VOTE THE ENCLOSED BLUE PROXY CARD TODAY

If you have mistakenly voted the white card, you can change your vote by voting your enclosed BLUE proxy card.  Your BLUE proxy card will supersede any previously executed white card and cause your votes to be cast for our nominees.

We are excited about successfully transforming Barnwell into an entity that will generate significant value for all shareholders.  If you have any questions or would like us to contact you, please do not hesitate to reach out to our proxy solicitor, Alliance Advisors, at 1-800-574-5961.

Sincerely,

Ned L. Sherwood and Bradley M. Tirpak

Ned L. Sherwood, Bradley M. Tirpak, NLS Advisory Group, Inc., and MRMP-Managers LLC have filed with the SEC, and mailed to shareholders on or about March 4, 2020, a definitive proxy statement and a blue proxy card in connection with their solicitation of votes for the election of director nominees at the 2020 annual meeting of shareholders of Barnwell Industries, Inc. Ned L. Sherwood Revocable Trust, of which Ned L. Sherwood is the beneficiary and the trustee, holds 238,038 shares of common stock of Barnwell, and MRMP-Managers LLC, of which Mr. Sherwood is the Chief Investment Officer, holds 1,000,211.138 shares of common stock of Barnwell. Mr. Sherwood is deemed to beneficially own all of these shares. Bradley M. Tirpak holds 34,127 shares of common stock of Barnwell. Ned L. Sherwood, Bradley M. Tirpak, NLS Advisory Group, Inc., and MRMP-Managers LLC, and their nominees to the Barnwell board are the participants in this proxy solicitation. Information regarding the participants and their interests in the solicitation is included in their proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF BARNWELL SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING, THE NOMINEES TO THE BOARD, AND SOLICITATION OF PROXIES. THESE PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ALLIANCE ADVISORS, LLC.

Contacts:

Peter Casey

Alliance Advisors

(800) 574-5961

pcasey@allianceadvisors.com

Maria Andriasova

NLS Advisory Group, Inc.

(646) 921-2080

mandriasova@SherwoodFamilyOffice.com